Exhibit 10.10

February 16, 2007
Mr Bob Kelman 40 West 22nd Street New York, NY 10010	Level 6 Sims Group House 41 McLaren Street North Sydney NSW 2060 Australia GPO Box 4155 Sydney NSW 2001 Phone 612 9956 9100 Facsimile 612 9954 9680 www.sims-group.com

Sims Group Limited ABN 69 114 838 630
Dear Bob,
EXECUTIVE EMPLOYMENT AGREEMENT
I refer to our recent discussions in relation to your proposed appointment as President & COO, Metals Recycling of Sims Hugo Neu Corporation. I also refer to your existing Executive Employment Agreement dated December 21, 2005. This Agreement will remain in force, save as amended by this letter and all terms referred to below will have the same meaning as in your existing Agreement.

1.	Position, Duties and Responsibilities
The Executive’s job title will be President & Chief Operating Officer, Metals Recycling of the Company, initially reporting directly to the Group Chief Executive of Sims Group Limited.
As was explained to you, on a strictly confidential basis, an organisational restructure of Sims Group Limited is currently under consideration. It is contemplated that the Group’s international Recycling Solutions business, which is currently managed globally, be split on a regional basis and that a new Group CEO North America be appointed to run the Recycling Solutions business and to whom you would then report in your ongoing capacity as President & COO, Metals Recycling of the Company. For the avoidance of doubt, it is contemplated that responsibility for the NYCRC would remain yours in such a restructure. In accepting this new position you acknowledge, and must commit your support in principle to such a restructure.
As President & COO, Metals Recycling you will be responsible for the P&L, commercial, operational, SHEC and HR aspects of the Company, including Schiabo Larovo, NYCRC and for the overall growth and development of the metal recycling business of the Company.
All current executives of the Company, with the exception of the Global Trade team (where the existing dotted line responsibility in respect of North American ferrous sales will continue) will report directly, or through others, to you under a structure to be agreed and formalised.

2.	Compensation
(a)	Base Salary: Your Annual Base Salary, effective February 1, 2007 shall be $525,000 increasing, subject to satisfactory performance, to $600,000 on July 1, 2007.
METAL RECYCLING | MANUFACTURING | ALUMINIUM | ENERGY | INTERNATIONAL | STEEL | PLASTICS | INDUSTRIAL | RECYCLING SOLUTIONS

(b)	Bonus: Your current ROCCE bonus in respect of the period February 1, 2007 to June 30, 2007 and thereafter will be increased from 50% to 65%. Please note your F07 bonus will be paid 7/12’s at the old rate and 5/12’s at the new rate based on the full year’s performance of the Company — i.e. not based on the actual earnings of the first 7 and last 5 months respectively. From F08, in addition to a new STI scheme you will be eligible for a minimum 30% LTI under the new programme currently awaiting approval by the Remuneration Committee.
As you were not given any specific Personal Priorities for F07 your ROCCE bonus will be driven solely by the financial performance of the Company.
(c)	Special Bonus: You will also receive a special bonus of up to $100,000, at the discretion of the Company, based on your achievement of the Personal Priorities attached to this letter in respect of the period through to June 30, 2007. Please note this is a special “one off bonus” in recognition of the integration needs of the Company at this important time. Your F08 Personal Priorities will be incorporated within your annual bonus percentage under the terms of the new STI/LTI Plan, which is to be introduced.

3.	Term
Your current employment term will be extended to June 30, 2010.

4.	Miscellaneous

Future notices should be sent to:	Jeremy Sutcliffe Sims Group Limited Level 6, 41 McLaren Street North Sydney NSW 2060 Australia
Bob, I trust this is acceptable to you and I very much look forward to working with you.
Yours sincerely,
SIMS GROUP LIMITED
JEREMY SUTCLIFFE
Group Chief Executive
IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of February 1, 2007.

By:

Bob Kelman

Date: